SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934


                        Home Properties of New York, Inc.
             (Exact name of registrant as specified in its charter)

                 Maryland                               16-1455126
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


        850 Clinton Square
      Rochester, New York                             14604
(Address of principal executive offices)            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                        Name of each exchange on which
       to be so registered                        each class is to be registered


Series F Cumulative Redeemable Preferred          New York Stock Exchange


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this Form relates:......................(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of class)

Item 1.           Description of Registrant's Securities to be Registered.

         The material set forth in the section captioned "Description of Capital Stock in the Registrant's Form S-3 Registration Statement (Registration No. 333-52601) filed with the Securities and Exchange Commission on May 26, 1998, and the section captioned "Description of Series F Cumulative Redeemable Preferred Stock" in the Registrant's Prospectus Supplement dated March 18, 2002 filed or to be filed pursuant to Rule 424(b) and incorporated by reference therein, is incorporated by reference herein.

Item 2.           Exhibits.

         Exhibit 1. Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series F Cumulative Redeemable Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series.

Signature

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


March 20, 2002

                                            HOME PROPERTIES OF NEW YORK, INC.


                                            By:      /s/ Ann M. McCormick
                                                    ---------------------------
                                                     Senior Vice President

                                                                       Exhibit 1






                 SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK


                             ARTICLES SUPPLEMENTARY


                        HOME PROPERTIES OF NEW YORK, INC.




         Articles Supplementary Classifying and Designating a Series of
                               Preferred Stock as
               Series F Cumulative Redeemable Preferred Stock and
                    Fixing Distribution and Other Preferences
                            and Rights of Such Series



                           Dated as of March 18, 2002

                        HOME PROPERTIES OF NEW YORK, INC.

                             Articles Supplementary
                     Classifying and Designating a Series of
                               Preferred Stock as
               Series F Cumulative Redeemable Preferred Stock and
                    Fixing Distribution and Other Preferences
                            and Rights of Such Series

         Home Properties of New York, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-602(b) of the Annotated Code of Maryland that:

         FIRST: Pursuant to authority granted by the Amended and Restated Articles of Incorporation of the Corporation (the "Articles"), the Board of Directors adopted a resolution by unanimous written consent designating and classifying up to 3,000,000 unissued and undesignated shares of preferred stock as Series F Cumulative Redeemable Preferred Stock. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Articles.

         SECOND: The following is a description of the Series F Cumulative Redeemable Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof.

         Section 1. Number of Shares and Designation. This class of preferred stock shall be designated as Series F Cumulative Redeemable Preferred Stock and the number of shares which shall constitute such series shall not be more than 3,000,000 shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors, or increased by the Board of Directors with the consent of the holders of two-thirds of the Series F Preferred Stock outstanding at that time.

         Section 2. Definitions. For purposes of the Series F Preferred Stock, the following terms shall have the meanings indicated:

                   "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series F Preferred Stock.

                   "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

                   "Call Date" shall mean the date specified in the notice to holders required under Section 6(d) as the Call Date.

                   "Common Stock" shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation.

                   "Dividend Payment Date" shall mean the last day of each month of February, May, August and November or, if such date is not a Business Day, the next succeeding Business Day.

                   "Dividend Payment Record Date" shall mean the date on which record is to be taken for purposes of any dividend payment to be made on the Series F Preferred Stock, which shall be the same date on which record is to be taken for purposes of any dividend payment to be made on the Common Stock or, if a dividend is not to be paid on the Common Stock, on a date selected by the Board of Directors.

                   "Dividend Periods" shall mean quarterly dividend periods commencing on March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the initial Dividend Period, which shall commence on the Issue Date and end on and include the last calendar day of the calendar quarter containing the Issue Date, and other than the Dividend Period during which any shares of Series F Preferred Stock shall be redeemed pursuant to Section 6, which shall end on and include the Call Date with respect to the shares of Series F Preferred Stock being redeemed.

                   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                   "Fully Junior Stock" shall mean the Common Stock and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series F Preferred Stock has preference or priority in both: (i) the payment of dividends, and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                   "Indebtedness" shall mean without duplication, all liabilities of the Corporation, on a consolidated basis, which in accordance with U.S. generally accepted accounting principals should be classified on the Corporation's consolidated balance sheet as liabilities.

                   "Issue Date" shall mean the date on which the shares of Series F Preferred Stock are issued.

                   "Junior Stock" shall mean the Common Stock and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                   "Liquidation Preference" shall have the meaning set forth in
          Section 4(a).

                   "Operating Partnership" shall mean Home Properties of New York, L.P., a New York limited partnership.

                   "Parity Stock" shall mean any class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding which is on a parity with the shares of Series F Preferred Stock in payment of dividends and in distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the shares of Series F Preferred Stock, without preference or priority one over the other.

                   "Person" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                   "Redemption Price" shall have the meaning set forth in
          Section 6(a).

                   "Securities Act" shall mean the Securities Act of 1933, as amended.

                   "Senior Stock" shall mean any class or series of capital stock of the Corporation hereafter issued and outstanding which has preference or priority over the Series F Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                   "Series F Preferred Stock" shall mean the shares of Series F Cumulative Redeemable Preferred Stock.

                   "Set apart for payment" shall be deemed to include, without any other action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided however that if any funds for any class or series of Junior Stock or any class or series of shares of capital stock ranking on a parity with the Series F Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series F Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

                   "Stated Value" shall mean $25.00 per share of Series F Preferred Stock.

                   "Transfer Agent" shall mean Mellon Investor Services or such other entity as is serving at the time as transfer agent for the Series F Preferred Stock.

                   "Voting Preferred Stock" shall have the meaning set forth in
          Section 9.

         Section 3.        Dividends.

                  (a) The holders of shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends cumulative preferential dividends payable in arrears in cash in an amount per share equal to 9.00% of the Stated Value per annum (equivalent to $2.25 per share of Series F Preferred Stock).

                  (b) The dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or

         Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of shares of Series F Preferred Stock as they appear in the records of the Corporation at the close of business on the Dividend Payment Record Date. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not fewer than ten (10) nor more than thirty (30) days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to Series F Preferred Stock which remains payable.

                  (c) The amount of dividends referred to in Section 3(a) payable for each full Dividend Period on the Series F Preferred Stock shall be computed by dividing the annual dividend rate by four. The initial Dividend Period will include a partial dividend for the period from the Issue Date until the last calendar day of the calendar quarter containing the Issue Date. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Series F Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the amount of such dividend shall equal the dividend payable with respect to the Dividend Period multiplied by a fraction: (x) the numerator of which is (i) the number of days from the Issue Date to the end of the Dividend Period, or (ii) the number of days from the beginning of the Dividend Period to the Call Date, as the case may be, and (y) the denominator of which is 90. Holders of shares of Series F Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series F Preferred Stock.

                  (d) So long as any shares of Series F Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon Series F Preferred Stock and all dividends declared upon any other class or series of Parity Stock having cumulative dividend rights shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series F Preferred Stock and accumulated and unpaid on such Parity Stock.

                  (e) So long as any shares of Series F Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the

         Corporation), for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Stock), unless in each case: (i) the full cumulative dividends (and any interest thereon) on all outstanding Senior Stock, Series F Preferred Stock and any other Parity Stock of the Corporation shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods with respect to the Senior Stock, all past Dividend Periods with respect to the Series F Preferred Stock and all past dividend periods with respect to such Parity Stock, (ii) sufficient funds shall have been or contemporaneously are set apart for the payment in full of the dividend for the current dividend period with respect to the Senior Stock, the current Dividend Period with respect to the Series F Preferred Stock and the current dividend period with respect to such Parity Stock, and (iii) sufficient funds shall have been or contemporaneously are set apart for payment in full of any obligations of the Corporation in respect of Series F Preferred Stock called for redemption by the Corporation pursuant to Section 6.

                  (f) No distributions on Series F Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         Section 4.        Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of the Series F Preferred Stock shall be entitled to receive Twenty-five Dollars ($25.00) per share of Series F Preferred Stock plus an amount equal to all dividends (whether or not declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series F Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series F Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series F Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this
         Section 4: (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities,
         (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Subject to the rights of the holders of shares of any series or class or classes of shares of Senior Stock or Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series F Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series F Preferred Stock shall not be entitled to share therein.

         Section 5.        Fixed Charge Coverage Covenant.

                  (a) So long as the Series F Preferred Stock remains outstanding, unless the covenant shall cease to be effective as provided in Section 5(c) below, the Corporation will not permit its ratio of EBITDA (as defined below) to Fixed Charges (as defined below) for the prior fiscal quarter to be less than 1.75 to 1.0 (the "Fixed Charge Coverage Covenant"). In connection with the maintenance of the Fixed Charge Coverage Covenant, the Corporation will file a report with the U.S. Securities and Exchange Commission under the Exchange Act, including information demonstrating its compliance with the Fixed Charge Coverage Covenant within 45 days after the first, second and third calendar quarters and 90 days after the fourth calendar quarter during any year in which the Series F Preferred Stock remains outstanding and the Fixed Charge Coverage Covenant in effect.

                  (b) For purposes of the Fixed Charge Coverage Covenant: (i) "EBITDA" shall mean, for any period, the Corporation's consolidated income before gain (loss) on disposition of property and business, minority interest and extraordinary item, before giving effect to expenses for interest, taxes, depreciation and amortization; (ii) "Fixed Charges" shall mean, with respect to any fixed period, the sum of (a) Total Interest Expense (as defined below), and (b) the aggregate of all dividends declared and payable on the Corporation's preferred stock and partnership preferred units (other than dividends declared and payable on those partnership preferred units directly or indirectly held by the Corporation which have been issued in connection with the issuance of an equivalent number of shares of a class of series of the Corporation's preferred stock to a person (other than the Corporation, directly or indirectly) of an equivalent number of shares of a class or series of the Corporation's preferred stock and which have, in all material respects, the same distribution, liquidation and other rights and preferences as the shares of such class or series of preferred stock); and (iii) "Total Interest Expense" means, for any period, the sum of: (a) the interest expense of the Corporation, on a consolidated basis, paid during such period and (b) the interest expense of the Corporation, on a consolidated basis accrued and/or capitalized for such period, in each case including participating interest expense, the amortization of loan fees, original issue discount, non-cash interest payment, the interest component of capitalized lease obligations and hedging costs but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing indebtedness.

                  (c) The Fixed Charge Coverage Covenant shall automatically cease to be effective, and the Corporation shall have no further obligations under this Section 5, upon the occurrence of either of the following events: (i) a class of the Corporation's senior unsecured debt is rated `BBB' or better by Fitch, Inc., (ii) the Corporation is consolidated or merged into another entity which has senior unsecured debt rated `BBB' or better by Fitch, Inc., or (iii) if Fitch, Inc. is no longer generally issuing ratings with respect to real estate investment trusts comparable to the Corporation, a class of the Corporation's senior unsecured debt is rated at least `BBB' or higher by Standard & Poors Corporation or `Baa2' or higher by Moody's Investor Services, Inc.

         Section 6.        Redemption at the Option of the Corporation.

                  (a) The Series F Preferred Stock shall not be redeemable by the Corporation prior to the fifth anniversary of the Issue Date. The Series F Preferred Stock may be redeemed, in whole, but not in part, at the option of the Corporation at any time on or after the fifth anniversary of the Issue Date out of funds legally available therefor at a redemption price payable in cash equal to the Stated Value per share of Series F Preferred Stock (the "Redemption Price"). Notwithstanding the provisions of this Section 6(a), nothing contained in this Section 6 shall prevent the conversion of the Series F Preferred Stock to Excess Stock or its redemption to preserve the status of the Corporation as a "real estate investment trust" for federal income tax purposes.

                  (b) Upon any redemption of shares of Series F Preferred Stock pursuant to this Section 6, and except for dividends paid pursuant to the next sentence, the Corporation shall pay all dividends (whether or not declared) accumulated, accrued and unpaid thereon (and any interest thereon), if any, to the Call Date. If the Call Date falls after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, then each holder of shares of Series F Preferred Stock at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date.

                  (c) If full cumulative dividends on the Series F Preferred Stock have not been declared and paid or declared and set apart for payment, the Series F Preferred Stock may not be redeemed under paragraph (a) of this Section 6, and no other class or series of Parity Stock may be redeemed, unless all the outstanding shares of the Series F Preferred Stock are simultaneously redeemed, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series F Preferred Stock. The Corporation may not exercise its redemption rights pursuant to Section 6 (a) above unless there are sufficient legally available funds to redeem all shares of Series F Preferred Stock.

                  (d) Notice of the redemption of any shares of Series F Preferred Stock under this Section 6 shall be mailed by overnight courier or registered U.S. mail to each holder of record of shares of Series F Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's records, not fewer than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the Redemption Price; (iii) the place or places at which certificates for such shares are to be surrendered, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (iv) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein.

         Notice having been duly mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends on the shares of Series F Preferred Stock called for redemption shall cease to accrue, (B) such shares shall no longer be deemed to be outstanding, and (C) all rights of the holders thereof as holders of shares of Series F Preferred Stock of the Corporation shall cease, except the rights to convert or to receive the Redemption Price, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends accrued and payable thereon to the Call Date. The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, the funds in cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Series F Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Series F Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six (6) months from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  (e) Immediately after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), or immediately after the procedures applicable to redemptions to be accomplished through book-entry transfers have been completed, as applicable, such shares shall be exchanged for the Redemption Price (without interest thereon) for which such shares have been redeemed.

         Section 7. Shares To Be Retired. All shares of Series F Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of capital stock of the Corporation, without designation as to class or series.

         Section 8. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

                  (a) prior to the shares of Series F Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Senior Stock;

                  (b) on a parity with the shares of Series F Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Parity Stock;

                  (c) junior to the shares of Series F Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Stock; and

                  (d) junior to the shares of Series F Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Stock.

         Section 9.        Voting.

                  (a) Holders of shares of Series F Preferred Stock will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

                  (b) If and whenever six (6) quarterly dividends (whether or not consecutive) payable on the shares of Series F Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not declared, the number of directors then constituting the Board of Directors shall be increased by two (2) and the holders of Series F Preferred Stock, together with the holders of shares of every other series of Parity Stock (any such other series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect the two
         (2) additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the shares of Series F Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the shares of Series F Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the shares of Series F Preferred Stock and the Voting Preferred Stock to elect such additional two (2) directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as directors by the holders of the shares of Series F Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series F Preferred Stock and the Voting Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of Series F Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the shares of Series F Preferred Stock and of the Voting Preferred Stock for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series F Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the shares of Series F Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the shares of Series F Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (c) So long as any shares of Series F Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation's Articles of Incorporation, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the shares of Series F Preferred Stock given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) Any amendment, alteration or repeal of any of the
                  provisions of the Corporation's Amended and Restated Articles of Incorporation, as amended, the Corporation's By-Laws, as amended, or these Articles Supplementary, that materially and adversely affects the voting powers, rights or preferences of the holders of the shares of Series F Preferred Stock; provided, however, that the amendment of, or supplement to, the provisions of the Corporation's Amended and Restated Articles of Incorporation so as to authorize, create, increase or decrease the authorized amount of any shares of Fully Junior Stock, any shares of Junior Stock that are not senior in any respect to the Series F Preferred Stock, or any shares of Parity Stock, or the issuance of shares of any class or series of Parity Stock or Junior Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of shares of Series F Preferred Stock; or

                           (ii) A share exchange that affects the shares of
                  Series F Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each share of Series F Preferred Stock: (i) shall remain outstanding without a material and adverse change to its terms and rights, or (ii) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series F Preferred Stock (except for changes that do not materially and adversely affect the holders of the shares of Series F Preferred Stock); or

                           (iii) The authorization, reclassification or creation
                  of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class ranking prior to the shares of Series F Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends; or

                           (iv) Any increase in the authorized amount of shares
                  of Series F Preferred Stock or decrease in the authorized amount of shares of Series F Preferred Stock below the number of shares then issued and outstanding;

         provided, however, that no such vote of the holders of shares of Series F Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series F Preferred Stock at the time outstanding to the extent such redemption is authorized by
         Section 5 of these Articles Supplementary.

                  (d) If the Corporation has failed to maintain the Fixed Charge Coverage Covenant for six (6) or more consecutive fiscal quarters, the number of directors then constituting the Board of Directors shall be increased by two, if not already increased by reason of similar types of provisions in the Corporation's outstanding preferred stock (including those relating to the failure by the Corporation to pay dividends) by holders of Voting Preferred Stock or the Series F Preferred Stock, and the holders of shares of Series F Preferred Stock, together with the holders of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the holders of the Series F Preferred Stock and the Voting Preferred Stock called for that purpose. At any time the Corporation has a quarterly period in which it is in compliance with the Fixed Charge Coverage Covenant, then the right of the holders of the Series F Preferred Stock and of the Voting Preferred Stock to elect the additional two directors as provided in this paragraph shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

                  (e) For purposes of the foregoing provisions of this Section 9, each share of Series F Preferred Stock shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the shares of Series F Preferred Stock as a single class on any matter, then the shares of Series F Preferred Stock and such other series shall have with respect to such matters one (1) vote per $25.00 of stated Liquidation Preference.

                  (f) Except as otherwise required by applicable law or as set forth herein, the shares of Series F Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Corporation action.

         Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         Section 11. Form of Securities. Some or all of the Series F Preferred Stock may be issued without certificates. At the time of issue or transfer of any shares of Series F Preferred Stock issued without certificates, the Corporation shall send to record holders of the Series F Preferred Stock a written statement of the designations, limitations and rights of the Series F Preferred Stock and any other information required by applicable law to be delivered.

         Section 12. Lost Certificates. In the event that some or all of the shares of Series F Preferred Stock are issued with certificates, then the following procedures shall apply to lost certificates. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate representing any of the shares of Series F Preferred

Stock and, in case of any such loss, theft or destruction, upon delivery of indemnity satisfactory to the Corporation, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Corporation will at its expense make and deliver a new certificate, of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate. Upon surrender of any certificate representing any of the shares of Series F Preferred Stock to the Corporation at its principal office, the Corporation at its expense will issue in exchange thereof and deliver to the holder of the surrendered certificate a new certificate or certificates, in such denomination or denominations as may be requested by such holder.

                   IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed its name and on its behalf by its authorized officers Who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of this document are true in all material respects and this statement is made under penalties of perjury.

March 19, 2002

                                         HOME PROPERTIES OF NEW YORK, INC.

                                         By: /s/Johanna S. Falk
                                             -----------------------------------
                                         Name: Johanna S. Falk
                                         Its:  Senior Vice President

         I, Ann M. McCormick, Secretary, hereby acknowledge an behalf of Home Properties of New York, Inc. that the foregoing Articles Supplementary are the corporate act of said corporation under penalties of perjury.

Attest:


/s/Ann M.  McCormick
-------------------------------
Name:  Ann M.  McCormick
Secretary